Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.:

We have issued our reports dated March 14, 2011 (except for Note 2 and Discontinued Operations in Note 20, as to which the date is April 9, 2012), with respect to the consolidated financial statements and schedule included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) on Form S-8 and (Nos. 333-173446 and 333-174406) on Form S-3 of Willbros Group, Inc.

/s/ GRANT THORNTON LLP

Houston, Texas

April 9, 2012